Exhibit 10.1

As of February 19, 2015

Mr. Oivind Lorentzen
89 Butternut Hollow Road
Greenwich, CT  06280

Dear Oivind,

This letter confirms our mutual understanding with respect to the treatment of your outstanding equity awards in connection with you stepping down from your role as the Chief Executive Officer of SEACOR Holdings Inc. (the “Company”). We agree that you will continue to vest in such awards so long as you continue to serve as a member of the Company’s board of directors.

Please confirm agreement with the foregoing by signing and returning to the Company a duplicate of this letter.

Sincerely,

SEACOR Holdings Inc.

By:/s/ Paul L. Robinson
Paul L. Robinson
Executive Vice President and
Chief Legal Officer

/s/ Oivind Lorentzen
Oivind Lorentzen